                                              Exhibit 99.1

FOR IMMEDIATE RELEASE
July 27, 2015

Owens & Minor Releases 2nd Quarter 2015 Financial Results

•	Consolidated quarterly revenue grew 5.0% to $2.42 billion

•	Adjusted net income per diluted share improved 15% to $0.46 for the quarter

•	Year-to-date operating cash flow was $247 million

•	International segment reported positive operating earnings for the third consecutive quarter

Richmond, Va. - BUSINESS WIRE - July 27, 2015 - Owens & Minor, Inc. (NYSE:OMI) today reported financial results for the second quarter ended June 30, 2015, including consolidated net revenues of $2.42 billion, which improved 5.0% when compared to the prior year period. The quarterly revenue growth was driven primarily by strength in the Domestic segment. Excluding the impact of the two fourth-quarter 2014 acquisitions, quarterly consolidated revenues increased 2.9% compared to the same period last year. Quarterly net income was $24.2 million, or $0.39 per diluted share. Adjusted net income (non-GAAP), excluding after-tax charges of $1.3 million for acquisition-related and $3.5 million for exit and realignment activities, was $29.1 million, or $0.46 per diluted share, an improvement of 15% compared to last year’s second quarter. (A table providing reconciliation of reported results to adjusted (non-GAAP) measures is included below.)

Consolidated operating earnings for the second quarter of 2015 were $47.9 million, increased by $10.8 million, when compared to the second quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the second quarter of 2015 were $53.6 million, or 2.21% of revenues, improved by $8.9 million when compared to the prior year period.

“We are pleased with our performance year-to-date, which gives us solid results to build upon for the rest of the year,” said P. Cody Phipps, president & chief executive officer of Owens & Minor, who joined the company on July 1, 2015. “After coming onboard in July, I began a period of intense immersion in Owens & Minor’s operations, strategy and culture, learning as much as I can about the company. I am very excited about the opportunity to work together with the leadership team as we further enhance our strategy for long-term success and profitable growth.”

2015 Year-to-Date Results

For the six months ended June 30, 2015, consolidated revenues were $4.81 billion, an increase of $251 million, or 5.5%, when compared to the first six months of 2014. Excluding the impact of the acquisitions, consolidated revenues increased 3.4% for the year-to-date period. Net income for the first half of 2015 was $43.2 million, or $0.69 per diluted share. For the year-to-date period, adjusted net income (non-GAAP), which excludes after-tax charges of $3.6 million for acquisition-related and $9.9 million for exit and realignment activities, was $56.6 million, or $0.90 per diluted share. When comparing year-to-date results to the same period last year, 2014 results included the first-quarter recovery of $5.3 million, resulting from the settlement of a direct purchaser anti-trust class action lawsuit, which was included in other operating income.

Consolidated operating earnings for the year-to-date period of 2015 improved $5.4 million to $88.8 million, when compared to the same period of 2014. On an adjusted basis, consolidated operating earnings for the year-to-date period were $104.5 million, or 2.17% of revenues, an improvement of $10.2 million versus the first six months of 2014.

Asset Management

The balance of cash and cash equivalents was $201 million at June 30, 2015. For the year-to-date period of 2015, the company reported cash provided by operating activities of approximately $247 million compared to $73.5 million for the same period last year, primarily due to timing of payments to vendors and improvements in net working capital. Asset management metrics for the quarter were solid with consolidated days sales outstanding (DSO) of 20.4 days as of June 30, 2015, compared to DSO of 20.6 days as of June 30, 2014. Consolidated inventory turns were 9.6 compared to 10.1 for 2014.

Segment Results

Domestic segment revenues for the second quarter of 2015 were $2.32 billion, an increase of 5.9% when compared to the prior year. Excluding the impact of the domestic acquisition, Domestic segment revenues grew 4.2% in the second quarter. Domestic segment revenue growth resulted primarily from growth among larger healthcare provider customer accounts and new business, which offset declines from smaller customers. For the year-to-date period of 2015, Domestic segment revenues improved 6.2% to $4.60 billion, or 4.5% excluding the impact of the 2014 acquisition.

For the second quarter of 2015, Domestic segment operating earnings improved $4.1 million to $52.4 million, or 2.26% of segment revenues. For the year-to-date period, Domestic segment operating earnings were $102.9 million, or 2.24% of segment revenues, a $1.8 million improvement, when compared to the prior year period. Year-to-date results for 2014 included the previously discussed benefit from the settlement of a direct purchaser anti-trust class action lawsuit. For both the quarter and the year-to-date periods, the Domestic segment operating earnings reflected the benefits of strong revenue growth and supplier price changes.

The International segment contributed revenues of $105 million for the second quarter of 2015 and $210 million in revenues for the year-to-date period, representing declines of $13.8 million and $15.7 million respectively. The declines were driven by the unfavorable foreign currency translation of $15.7 million and $30.5 million for the quarter and year-to-date periods. Excluding the impact of foreign exchange, the 2014 acquisition, and the late 2014 transition of a customer from a buy-sell to a fee-for-service arrangement, International segment revenues were essentially flat for the quarter and the year-to-date periods.

The International segment reported operating earnings of $1.2 million for the second quarter of 2015 and $1.6 million for the year-to-date period. In both periods, the operating earnings results represent a significant positive swing of $4.8 million for the quarter and $8.4 million for the year-to-date period, when compared to the same periods in the prior year.

“Our teams in Europe are to be commended for achieving steady progress toward our goals and a third consecutive quarter of profitability,” said Richard A. Meier, executive vice president & chief financial officer of Owens & Minor. “Operational improvements and efficiency gains across the platform contributed to success in the first half of the year.”

2015 Outlook

The company is expanding the range of its targeted adjusted net income per diluted share for the year to $1.85 to $1.95 (from the previous $1.90 to $1.95) to incorporate the impact of foreign currency and an estimated $0.05 impact from the recruitment and transition of the company’s new chief executive officer.

The 2015 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Investor Events

Owens & Minor is scheduled to participate in several investor conferences in the third quarter of 2015; webcasts of the company’s formal presentations will be posted on the company’s corporate website:

•	Baird 2015 Healthcare Conference - New York, September 9th

•	Wells Fargo Healthcare Conference - Boston, September 10th

•	Morgan Stanley Global Healthcare Conference - New York, September 16th

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, July 28, 2015, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #79276970. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com.

The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion.  For more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contacts:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

Source: Owens & Minor, Inc.

Owens & Minor, Inc.
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,
	2015	2014
Net revenue	$2,422,167	$2,305,858
Cost of goods sold	2,123,830	2,023,586
Gross margin	298,337	282,272
Selling, general and administrative expenses	231,498	225,838
Acquisition-related and exit and realignment charges	5,707	7,593
Depreciation and amortization	15,460	13,892
Other operating income, net	(2,188)	(2,152)
Operating earnings	47,860	37,101
Interest expense, net	6,680	3,342
Income before income taxes	41,180	33,759
Income tax provision	16,954	13,883
Net income	$24,226	$19,876

Net income per common share:
Basic	$0.39	$0.32
Diluted	$0.39	$0.32

	Six Months Ended June 30,
	2015	2014
Net revenue	$4,813,363	$4,562,239
Cost of goods sold	4,217,425	3,998,771
Gross margin	595,938	563,468
Selling, general and administrative expenses	465,323	451,448
Acquisition-related and exit and realignment charges	15,623	10,855
Depreciation and amortization	31,329	27,756
Other operating income, net	(5,172)	(9,978)
Operating earnings	88,835	83,387
Interest expense, net	13,560	6,589
Income before income taxes	75,275	76,798
Income tax provision	32,109	31,436
Net income	$43,166	$45,362

Net income per common share:
Basic	$0.69	$0.72
Diluted	$0.69	$0.72

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$200,969	$56,772
Accounts and notes receivable, net	580,739	626,192
Merchandise inventories	903,501	872,457
Other current assets	275,481	315,285
Total current assets	1,960,690	1,870,706
Property and equipment, net	219,372	232,979
Goodwill, net	421,760	423,276
Intangible assets, net	100,904	108,593
Other assets, net	92,180	99,852
Total assets	$2,794,906	$2,735,406
Liabilities and equity
Current liabilities
Accounts payable	$753,495	$608,846
Accrued payroll and related liabilities	34,797	31,507
Deferred income taxes	41,378	37,979
Other current liabilities	288,432	326,223
Total current liabilities	1,118,102	1,004,555
Long-term debt, excluding current portion	574,623	608,551
Deferred income taxes	62,282	63,901
Other liabilities	62,772	67,561
Total liabilities	1,817,779	1,744,568
Total equity	977,127	990,838
Total liabilities and equity	$2,794,906	$2,735,406

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2015	2014

Operating activities:
Net income	$43,166	$45,362
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	36,138	27,756
Share-based compensation expense	5,048	4,190
Provision for losses on accounts and notes receivable	41	334
Deferred income tax (benefit) expense	2,992	(5,151)
Changes in operating assets and liabilities:
Accounts and notes receivable	41,622	28,477
Merchandise inventories	(31,866)	(48,575)
Accounts payable	145,682	54,922
Net change in other assets and liabilities	2,771	(32,765)
Other, net	1,196	(1,078)
Cash provided by operating activities	246,790	73,472

Investing activities:
Additions to property and equipment	(12,009)	(25,657)
Additions to computer software and intangible assets	(10,816)	(13,166)
Proceeds from sale of investment	—	1,937
Proceeds from sale of property and equipment	837	45
Cash used for investing activities	(21,988)	(36,841)

Financing activities:
Change in bank overdraft	1,530	—
Repayment of revolving credit facility	(33,700)	—
Cash dividends paid	(31,867)	(31,564)
Repurchases of common stock	(7,440)	(9,448)
Excess tax benefits related to share-based compensation	457	444
Proceeds from exercise of stock options	—	1,180
Purchase of noncontrolling interest	—	(1,500)
Other, net	(5,112)	(4,441)
Cash used for financing activities	(76,132)	(45,329)
Effect of exchange rate changes on cash and cash equivalents	(4,473)	(1,180)

Net increase (decrease) in cash and cash equivalents	144,197	(9,878)
Cash and cash equivalents at beginning of period	56,772	101,905
Cash and cash equivalents at end of period	$200,969	$92,027

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)
(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014

Consolidated operating results:
Domestic	$2,317,661	$2,285,635	$2,353,321	$2,262,081	$2,187,535
International	104,506	105,561	138,496	124,045	118,323
Net revenue	$2,422,167	$2,391,196	$2,491,817	$2,386,126	$2,305,858

Gross margin	$298,337	$297,601	$314,015	$292,483	$282,272
Gross margin as a percent of revenue	12.32%	12.45%	12.60%	12.26%	12.24%

SG&A expenses	$231,498	$233,825	$244,152	$231,377	$225,838
SG&A expenses as a percent of revenue	9.56%	9.78%	9.80%	9.70%	9.79%

Operating earnings, as reported (GAAP)	$47,860	$40,975	$40,773	$35,377	$37,101
Acquisition-related charges (1)	1,786	2,605	7,394	4,565	3,490
Exit and realignment charges (2)	3,921	7,311	10,594	9,392	4,103
Fair value adjustments related to purchase accounting (3)	—	—	(3,706)	—	—
Other (4)	—	—	3,907	—	—
Operating earnings, adjusted (Non-GAAP)	$53,567	$50,891	$58,962	$49,334	$44,694
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.21%	2.13%	2.37%	2.07%	1.94%

Net income, as reported (GAAP)	$24,226	$18,940	$13,987	$7,155	$19,876
Acquisition-related charges, after-tax (1)	1,349	2,257	6,211	3,543	2,504
Exit and realignment charges, after-tax (2)	3,520	6,335	11,477	6,754	2,591
Fair value adjustments related to purchase accounting, after-tax (3)	—	—	(4,703)	—	—
Other, after-tax (4)	—	—	3,907	—	—
Loss on early retirement of debt, after-tax (5)	—	—	—	9,092	—
Net income, adjusted (Non-GAAP)	$29,095	$27,532	$30,879	$26,544	$24,971

Net income per diluted common share, as reported (GAAP)	$0.39	$0.30	$0.22	$0.11	$0.32
Acquisition-related charges, after-tax (1)	0.02	0.03	0.10	0.06	0.04
Exit and realignment charges, after-tax (2)	0.05	0.11	0.18	0.11	0.04
Fair value adjustments related to purchase accounting, after-tax (3)	—	—	(0.07)	—	—
Other, after-tax (4)	—	—	0.06	—	—
Loss on early retirement of debt, after tax (5)	—	—	—	0.14	—
Net income per diluted common share, adjusted (Non-GAAP)	$0.46	$0.44	$0.49	$0.42	$0.40

Financing:
Cash and cash equivalents	$200,969	$159,056	$56,772	$610,147	$92,027
Total interest-bearing debt	$579,415	$579,505	$613,809	$766,283	$221,496

Stock information:
Cash dividends per common share	$0.2525	$0.2525	$0.25	$0.25	$0.25
Stock price at quarter-end	$34.00	$33.84	$35.11	$32.74	$33.98

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

The following items in the current quarter have been excluded in our non-GAAP financial measures:
(1) Acquisition-related charges in the quarters ended June 30, 2015 and March 31, 2015 consist primarily of costs to continue the integration of Medical Action and ArcRoyal which were acquired in the fourth quarter of 2014 including certain severance and contractual payments to former management and costs to transition information technology and other administrative functions. Charges incurred in 2014 related primarily to costs to perform due diligence and analysis related to the Medical Action and Arc Royal acquisitions, costs to complete the transactions, and costs to begin the integration of the acquired operations (including certain severance and contractual payments to former management) as well as certain costs in Movianto to resolve issues and claims with the former owner.
(2) Exit and realignment charges in 2015 and 2014 were associated with optimizing our operations and include the consolidation of distribution and logistics centers and closure of offsite warehouses in the United States and Europe, as well as other costs associated with our strategic organizational realignment which include certain professional fees and costs to streamline administrative functions and processes in Europe.
(3) The fourth quarter of 2014 included a gain of $6.7 million (pretax) recorded in other operating income, net from a fair value adjustment to contingent consideration related to the Movianto acquisition purchase price, offset by the incremental charge to cost of goods sold of $3.0 million (pretax) from purchase accounting impacts related to the sale of acquired inventory that was written up to fair value in connection with the 2014 acquisitions.
(4) The fourth quarter of 2014 included a loss in other operating income, net related to an accrual for the settlement amount of a contract claim in the United Kingdom for $3.9 million (pretax).
(5) In 2014, we repaid our 2016 Notes and recorded a net loss on the early retirement of $14.9 million (pretax), which included the redemption premium offset by the recognition of a gain on previously settled interest rate swaps.
These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Three Months Ended June 30,
	2015		2014
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Domestic	$2,317,661	95.69%	$2,187,535	94.87%
International	104,506	4.31%	118,323	5.13%
Consolidated net revenue	$2,422,167	100.00%	$2,305,858	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$52,390	2.26%	$48,317	2.21%
International	1,177	1.13%	(3,623)	(3.06)%
Acquisition-related and exit and realignment charges (1)	(5,707)	N/A	(7,593)	N/A
Consolidated operating earnings	$47,860	1.98%	$37,101	1.61%

Depreciation and amortization:
Domestic	$10,504		$8,812
International	5,277		5,080
Consolidated depreciation and amortization	$15,781		$13,892

Capital expenditures: (2)
Domestic	$3,384		$18,858
International	7,875		5,737
Consolidated capital expenditures	$11,259		$24,595

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Six Months Ended June 30,
	2015		2014
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Domestic	$4,603,296	95.64%	$4,336,451	95.05%
International	210,067	4.36%	225,788	4.95%
Consolidated net revenue	$4,813,363	100.00%	$4,562,239	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$102,901	2.24%	$101,053	2.33%
International	1,557	0.74%	(6,811)	(3.02)%
Acquisition-related and exit and realignment charges (1)	(15,623)	N/A	(10,855)	N/A
Consolidated operating earnings	$88,835	1.85%	$83,387	1.83%

Depreciation and amortization:
Domestic	$21,242		$17,787
International	10,708		9,969
Consolidated depreciation and amortization	$31,950		$27,756

Capital expenditures: (2)
Domestic	$12,035		$29,033
International	10,790		9,790
Consolidated capital expenditures	$22,825		$38,823

	June 30, 2015		December 31, 2014
Total assets:
Domestic	$2,130,996		$2,139,972
International	462,941		538,662
Segment assets	2,593,937		2,678,634
Cash and cash equivalents	200,969		56,772
Consolidated total assets	$2,794,906		$2,735,406

(1) The three and six months ended June 30, 2015 include $1.2 million and $4.2 million, respectively in accelerated amortization related to an information system that is being replaced.
(2) Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.
Net Income Per Common Share (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Numerator:
Net income	$24,226	$19,876	$43,166	$45,362
Less: income allocated to unvested restricted shares	(195)	(159)	(359)	(345)
Net income attributable to common shareholders - basic	24,031	19,717	42,807	45,017
Add: undistributed income attributable to unvested restricted shares -basic	42	19	63	68
Less: undistributed income attributable to unvested restricted shares -diluted	(42)	(19)	(63)	(68)
Net income attributable to common shareholders - diluted	$24,031	$19,717	$42,807	$45,017
Denominator:
Weighted average shares outstanding — basic	62,226	62,311	62,281	62,271
Dilutive shares - stock options	—	5	1	9
Weighted average shares outstanding — diluted	62,226	62,316	62,282	62,280

Net income per share attributable to common shareholders:
Basic	$0.39	$0.32	$0.69	$0.72
Diluted	$0.39	$0.32	$0.69	$0.72